EXHIBIT 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:	MEDIA CONTACTS:
InSite Vision Incorporated	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc
S. Kumar Chandrasekaran, CEO	Bruce Voss (bvoss@lhai.com)	Chenoa Taitt (ctaitt@lhai.com)
Sandra Heine, Director of Finance	Jody Cain (jcain@lhai.com)	Michael Hopkins (mhopkins@lhai.com)
(510) 865-8800	(310) 691-7100	(212) 838-3777
www.insitevision.com	www.lhai.com	www.lhai.com

For Immediate Release

INSITE VISION REPORTS FIRST QUARTER FINANCIAL RESULTS

Conference call to begin at 11:00 a.m. ET today

ALAMEDA, Calif. (May 14, 2004) – InSite Vision Incorporated (AMEX: ISV) – an ophthalmic therapeutics, diagnostics and drug-delivery company – today reported financial results for the three months ended March 31, 2004.

Net income for the 2004 first quarter was $2.4 million, or $0.08 per share, compared with a net loss for the 2003 first quarter of $2.3 million, or $0.09 per share. The 2004 first quarter net income reflects recognition of $3.5 million in deferred gain on the sale of assets from the Company’s ISV-403 drug candidate to Bausch & Lomb in December 2003.

Research and development (R&D) expenses for the first quarter of 2004 decreased to $906,000, compared with $1.4 million for the first quarter of 2003. The decrease in R&D expenses reflects continued cost containment actions initiated in the second quarter of 2003 and the reduction initiated in the first quarter of 2003 of support for external research. Selling, general and administrative (SG&A) expenses decreased to $556,000 from $833,000 for the first quarters of 2004 and 2003, respectively. The decrease in SG&A costs primarily reflect the reduction in selling expenses related to the initial market introduction of the OcuGene® glaucoma genetic test and other cost containment activities.

InSite Vision had cash and cash equivalents of $1.5 million at March 31, 2004, compared with cash and cash equivalents of $1.0 million at December 31, 2003. On March 29, 2004, the Company announced binding subscription agreements for an equity financing contingent on stockholder approval and, if approved, expected to raise $16.5 million, before transaction fees and expenses. The Company has received approximately $1.9 million, before transaction fees and expenses, of the subscriptions in the initial closing, which is reported on the Company’s balance sheet at March 31, 2004.

Proceeds from the remaining $14.6 million will be received upon receipt of stockholder approval to issue the shares offered to investors and satisfaction of various conditions contained in the subscription agreements. If completed, these proceeds will be reported on the June 30, 2004 balance sheet.

“We have reached a crucial time in our corporate history and are closer than ever to commercializing ISV-401, our lead drug candidate that addresses the $1 billion U.S. market for the treatment of ocular infections,” said S. Kumar Chandrasekaran, Ph.D., chief executive officer of InSite Vision. “We are moving forward with ISV-401 development and envision initiating the first of two phase 3 trials early in the third quarter of 2004, assuming shareholder approval of our proposed financing which would provide the necessary funding. Our intent is to complete both ISV-401 phase 3 trials by the middle of 2005, and to file an NDA in the second half of the same year.”

Conference Call

Dr. Chandrasekaran and Sandra Heine, senior director of finance, will host an investment-community conference call beginning at 11:00 a.m. Eastern Time today, May 14, 2004, to discuss these results and to answer questions. This press release will be posted on our Web site and filed on a Current Report on Form 8-K prior to the call.

Individuals interested in listening to the conference call may do so by dialing (888) 803-7364 for domestic callers or (706) 634-1033 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), and entering reservation code 7381658.

The live conference call will also be available via the Internet on the investor relations section of the Company’s Web site at www.insitevision.com, and a recording of the call will be available on the Web site for 90 days following the completion of the call.

About InSite Vision

InSite Vision is an ophthalmic products company focused on ocular infections, glaucoma and retinal diseases. The Company’s lead product is ISV-401, which targets infections of the eye. In the area of glaucoma, the Company conducts genomic research using TIGR and other genes. A portion of this research has been incorporated into the Company’s OcuGene® glaucoma genetic test for disease management, as well as ISV-205, its novel glaucoma therapeutic. ISV-205 uses InSite Vision’s proprietary DuraSite® drug-delivery technology, which also is incorporated into the ocular infection product ISV-401, and InSite Vision’s retinal disease program. Additional information can be found at www.insitevision.com.

This press release may contain, among other things, certain statements of a forward-looking nature relating to future events or the future business performance or future financing of InSite Vision such as the timing of initiation and completion of future clinical trials and the filing of an NDA for ISV-401, and the timing and probability of the final closing of the Company’s recently announced $16.5 million equity financing. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to obtain stockholder approval and satisfy the other conditions to closing on the final tranche of its recently announced equity financing, InSite Vision’s immediate need for significant additional funding to continue its operations in the event that it does not consummate the final closing, InSite’s ability to commence and complete future clinical trials for ISV-401 and file an NDA for such product candidate, the results of its clinical trials, particularly for ISV-401, the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products, OcuGene glaucoma genetic test, ISV-401 and ISV-205; InSite Vision’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to ISV-401 and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property; and determinations by the U.S. Food and Drug Administration, including those with respect to OcuGene, ISV-401 and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the 2003 fiscal year. Any projections in this release are based on limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of this release. Actual events or results could differ materially and no reader of this release should assume later that the information provided today is still valid.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2004 and 2003

(in thousands, except per share amounts; unaudited)

	Three months ended March 31,
	2004	2003
Revenues, net	$374	$4

Cost of Goods	5	8

Operating expenses:
Research and development	906	1,439
Selling, general and administrative	556	833

Total	1,462	2,272

Loss from operations	(1,093)	(2,276)
Gain on sale of assets	3,462	—
Interest (expense) and other income, net	(8)	3

Net income (loss)	2,361	(2,273)
Non-cash preferred dividends	—	41

Net income (loss) applicable to common stockholders	$2,361	$(2,314)

Net income (loss) per share applicable to common stockholders:
Basic	$0.08	$(0.09)

Diluted	$0.08	$(0.09)

Shares used to calculate net income (loss) per share:
Basic	30,548	25,133

Diluted	30,987	25,133

Condensed Consolidated Balance Sheets

At March 31, 2004 and December 31, 2003

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets:
Cash and cash equivalents	$1,501	$1,045
Prepaid expenses and other assets	245	110
Property and equipment, net	190	249
Deferred Debt Issuance Cost	1	1

Total assets	$1,937	$1,405

Liabilities and stockholders’ deficit:
Current liabilities	$4,063	$7,589
Convertible note payable	16	16
Stockholders’ deficit	(2,142)	(6,200)

Total liabilities and stockholders’ deficit	$1,937	$1,405

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